EXHIBIT 99.1

Notes to Unaudited Pro Forma Consolidated Financial Statements

On December 31, 2013, Duke Mountain Resources, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Janus Resources, Inc. (“Janus”), a Nevada corporation, pursuant to which the Company purchased from Janus 100% of the issued and outstanding shares of Fostung Resources Ltd. (“Fostung Resources”), a corporation organized under the laws of Ontario, Canada and a wholly owned subsidiary of Janus for a promissory note (the “Promissory Note”) in the amount of $80,000 (the “Fostung Sale”), the fair value of the leases and mining claims controlled by Fostung Resources as concluded by an independent third-party geological consultant.

The Promissory Note bears an annual interest rate of 4%, which is compounded annually and has a maturity date of December 31, 2015. In the event of certain events of default, as more fully set forth in the Promissory Note, the interest rate on the Promissory Note would increase to 8%. The Company may prepay the Promissory Note at any time without penalty.

The pro forma, consolidated balance sheets and statements of operations of Duke Mountain Resources, Inc. and Fostung Resources, Ltd. are presented here as of December 31, 2013.

Duke Mountain Resources, Inc.
Pro Forma Consolidated Balance Sheet
(An Exploration Stage Company)
December 31, 2013
					Adjusted Pro Forma Totals
	Duke Mountain Resources, Inc.	Fostung	Combined	Pro Forma
		Resources Ltd.	Totals	Adjustments
ASSETS

CURRENT ASSETS
Cash	$9,406	$-	$9,406	$-	$9,406
Total Current Assets	9,406	-	9,406	-	9,406

OTHER ASSETS

Investment in subsidiary	80,000	-	80,000	(80,000)	-
Mineral rights	29,957	80,000	109,957	-	109,957

Total Other Assets	109,957	80,000	189,957	(80,000)	109,957
TOTAL ASSETS	$ 119,363	$80,000	$ 199,363	$ (80,000)	$ 119,363

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Note payable	$ 80,000	$-	80,000	$-	$80,000
Total Current Liabilities	80,000	-	80,000	-	80,000
TOTAL LIABILITIES	80,000	-	80,000	-	80,000

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	-	-	-	-	-
Common stock	12,180	-	12,180	-	12,180
Additional paid-in capital	519,820	255,624	775,444	(86,780)	688,664
Accumulated deficit	(492,637)	(175,624)	(668,261)	6,780	(661,481)

Total Stockholders’ Equity (Deficit)	39,363	80,000	119,363	(80,000)	39,363

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
	$ 119,363	$ 80,000	$ 199,363	$ (80,000)	$ 119,363

Duke Mountain Resources, INC.
Pro Forma Consolidated Statements of Operations
(An Exploration Stage Company)
For the Year Ended December 31, 2013
					Pro Forma Adjusted

	Duke Mountain Resources, Inc.	Fostung Resources Ltd.	Combined Totals	Pro Forma Adjustments	Combined Totals

REVENUES	$-	$-	$-	$-	$-

General and administrative	40,436	8,709	49,145	-	49,145
Impairment expense	-	160,135	160,135	-	160,135

Total Costs and Expenses	40,436	168,844	209,280	-	209,280

OPERATING LOSS	(40,436)	(168,844)	(209,280)	-	(209,280)

OTHER INCOME

Interest income	38	-	38	-	38

Total Other Income (Expense)	38	-	38	-	38

LOSS BEFORE INCOME TAXES	(40,398)	(168,844)	(209,242)	-	(209,242)
PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$ (40,398)	$(168,844)	$(209,242)	$-	$(209,242)